FOR IMMEDIATE RELEASE	Contact:	Matt Funke, CFO
November 7, 2011		(573) 778-1800

SOUTHERN MISSOURI BANCORP ANNOUNCES
COMMENCEMENT OF COMMON STOCK OFFERING

Poplar Bluff, Missouri – Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ Global Market:SMBC), the parent corporation of Southern Bank (“Bank”), today announced that it has commenced a public offering of one million shares of its common stock through a firm commitment underwriting.  Sandler O’Neill + Partners, L.P. will be the lead manager for the offering.  The Company intends to grant the underwriters an option to purchase up to an additional 15% of the common stock sold to cover over-allotments, if any.

The Company expects to use the net proceeds of the offering for general corporate purposes, including the funding of organic loan growth and the purchase of securities by the Bank, the pursuit of strategic acquisition opportunities and the payment of dividends.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”), but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov.  When available, copies of the prospectus relating to this offering may be obtained from Sandler O’Neill + Partners, L.P., Attention Syndication Department, 919 Third Avenue, 6 th Floor, New York, New York 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the contemplated public offering and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) possible changes in general market conditions or in the market price of the Company’s common stock; (b) changes in the market for the Company’s products and services; and (c) other risks as described in the registration statement referred to above and in the Company’s other filings with the SEC.  You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.